EXHIBIT 99.1


         WEDNESDAY NOVEMBER 5 10:06 AM EST

         COMPANY PRESS RELEASE

         JP FOODSERVICE AND RYKOFF-SEXTON REVISE MERGER
         TERMS; EXPECT TO CLOSE BY YEAR END

         COLUMBIA, Md. and WILKES-BARRE, Pa., Nov. 5 /PRNewswire/ -- JP Foodservice, Inc. ("JP") (NYSE:JPF - news) of Columbia, Maryland, and Rykoff-Sexton, Inc. ("Rykoff") (NYSE:RYK), of Wilkes-Barre, Pennsylvania, which also does business under the US Foodservice name, today announced that they have amended the merger agreement JP and Rykoff signed on June 30, 1997.

         Under the amended merger agreement, Rykoff shareholders will receive shares of JP at a fixed exchange ratio of 0.775 JP common shares for each Rykoff common share they hold. Prior to the amendment, the fixed exchange ratio was 0.84. Based on the new exchange ratio, Rykoff is valued at $1.4 billion including assumed debt.

         The amendment also eliminates certain of the original closing conditions from the merger agreement. The Boards of Directors of Rykoff and JP each have, by a unanimous vote of those directors voting, approved the amendment to the merger agreement and recommended that Rykoff's and JP's stockholders vote in favor of the amended Agreement and Plan of Merger and the transactions contemplated thereby.

         As before, the merger will be accounted for using the pooling-of-interest method and is intended to qualify as a tax-free reorganization.

         Mr. Jim Miller, Chairman, President, and Chief Executive Officer of JP, stated: "We are pleased that we've been able to work out a revised agreement with Rykoff-Sexton. The new agreement was precipitated by a change in the relative values of both companies from the time of our original agreement last June."

         Rykoff and JP stated that the new terms reflect changes in debt levels from the end of the third quarter ended March 29, 1997 to the present which were attributable to a number of factors, primarily changes in timing of sales by Rykoff of certain idle facilities, delays in utilization of tax benefits anticipated by Rykoff and higher investment levels in Rykoff's computer related assets.

         The amended terms also give effect to higher than anticipated levels of non-recurring costs associated with the consolidation







         and integration of US Foodservice and Rykoff operations. Mr. Mark Van Stekelenburg, Rykoff's Chairman, CEO and President said, "The accelerated consolidation of US Foodservice, which is now essentially complete, had a negative impact on our sales and expenses in fiscal 1997, but has nevertheless allowed us to better focus our business going forward."

         The new terms reflect strengths in JP's business, including the acquisition of new accounts and the Outwest Meat Company acquisition.

         Mr. Miller further stated: "Delays in closing the merger will likely push back the realization of projected synergies, and thus are expected to dilute slightly our fiscal year 1998 earnings. However, with many of the integration plans well underway, we believe that the merger will be accretive to our calendar year 1998 results and beyond.

         "There are significant strategic benefits of this merger which will create incremental value for both JP and Rykoff shareholders. We are fortunate to have this phase of the merger behind us, and I am looking forward to working with the foodservice professionals at both companies to continue the building of an outstanding company."

         Based on JP's closing stock price of $31.50 on Tuesday, November 4, 1997, the 0.775 exchange ratio, the approximately
         29.6 million shares of Rykoff common stock on a fully diluted basis, and the assumption by JP of approximately $670 million of Rykoff debt, the transaction has a total enterprise value of $1.4 billion. Current shareholders of JP and Rykoff will own approximately equal stakes in the combined enterprise.

         "After careful consideration of the relative contributions to be made by the two companies, the Rykoff Board has determined that this course of action represents the best alternative to Rykoff stockholders," said Van Stekelenburg. "As a result of this amendment, we are able to protect the value from the original transaction for our shareholders, increase the certainty of a timely consummation of the merger, and enhance the likelihood of a quick and successful integration of the operations of JP and our company. Rykoff and JP have jointly developed a merger plan to maximize efficiencies, and are ready to implement the plan upon consummation of the merger."

         Both companies plan on mailing proxies to their respective shareholders within approximately one week of SEC effectiveness of JP's registration statement and plan on holding special shareholder meetings one month following mailing. Assuming the merger is approved by shareholders, the merger is expected to


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         close immediately following shareholder approval which is
         anticipated to occur next month.

         Rykoff provides over 35,000 food and non-food related items to approximately 100,000 restaurants and other dining establishments, health care, and educational facilities, and wherever food is prepared away from home, and employs over 8,500 foodservice professionals. Distribution centers, manufacturing operations and contract design facilities are located throughout the United States.

         JP Foodservice distributes food and related products to restaurants and institutional foodservice establishments in the Mid-Atlantic, Midwestern, and Northeastern regions of the United States as well as Las Vegas, Nevada. JP markets and distributes 30,000 national, private label, and signature brand items to over 34,000 customers, including restaurants, hotels, healthcare facilities, cafeterias and schools, and employs over 3,500 foodservice professionals. The Company's diverse customer base encompasses both independent and chain businesses, including Old Country Buffet, Perkins Family Restaurants, Subway, Compass Group, Pizzeria Uno, and Ruby Tuesday.

         The statements in this press release concerning management's expectations regarding acquisitions and future operations constitute "forward-looking statements" within the meaning of
         Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause either JP Foodservice, Inc.'s or Rykoff-Sexton, Inc.'s actual operating results to differ materially. Such risks and uncertainties include the sensitivity of both companies' businesses to national and regional economic conditions, the effects of inflation and deflation in food prices, the highly competitive markets in which both companies operate and difficulties in achieving costs savings and operating synergies in integrating the merged businesses. JP's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 23, 1997 discusses some of the important factors that could cause JP Foodservice, Inc.'s actual results to differ materially from those in such forward-looking statements. Similarly, Rykoff's SEC filings and reports describe important factors that could cause Rykoff's actual results to differ materially from those in such forward-looking statements.







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